Exhibit 99.1

Wayside Technology Group, Inc. Reports 2014 Third Quarter Results, Declares Quarterly Dividend and Names F. Duffield Meyercord as Lead Director

Q3 2014:
Revenue:	$90.5 million
Income from operations:	$1.9 million
Net income:	$1.4 million
Diluted earnings per share:	$0.29 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, October 30, 2014 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the third quarter ended September 30, 2014.  The results will be discussed in a conference call to be held on Friday, October 31, 2014 at 10:00 a.m. EDT.  The dial-in telephone number is (866) 847-7864 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

“I am pleased to report solid financial results for Q3 2014. Overall, revenue increased 28% to a record $90.5 million and income from operations increased 6% over the same period last year,” said Simon F. Nynens, Chairman and Chief Executive Officer.

Cash and long term receivables amounted to $26.4 million, representing 68% of equity as of September 30, 2014. Working capital amounted to $27.3 million, representing 70% of equity as of September 30, 2014.

Net sales for the third quarter ended September 30, 2014 increased 28% or $20.0 million to $90.5 million compared to $70.5 million for the same period in 2013. Total sales for the third quarter of 2014 for our Lifeboat Distribution segment were $77.4 million compared to $56.9 million in the third quarter of 2014, representing an increase of $20.5 million or 36%. Total sales for the third quarter of 2014 for our TechXtend segment were $13.1 million compared to $13.6 million in the third quarter of 2013, representing a decrease of $0.5 million or 4%.

The 36% increase in net sales for the Lifeboat Distribution segment was mainly a result of the strengthening of our account penetration, our continued focus on the expanding virtual infrastructure-centric business, product mix and the addition of several key product lines. The 4% decrease in net sales in the TechXtend segment was primarily due to a decrease in extended payment terms sales transactions as compared to the same period in 2013.

Gross Profit for the third quarter ended September 30, 2014 was $6.2 million, a 17% increase as compared to $5.3 million for the third quarter of 2013. Gross profit for our Lifeboat segment in the third quarter of 2014 was $4.7 million compared to $3.8 million for the third quarter of 2013, representing a 23% increase. Gross profit for our TechXtend segment was essentially flat at $1.4 million in the third quarter of 2014 and 2013.

Gross profit margin (gross profit as a percentage of net sales) for the third quarter ended September 30, 2014 was 6.8% compared to 7.5% for the third quarter of 2013. Gross profit margin for the nine months ended September 30, 2014 was 7.2% compared to 7.9% in the same period in 2013. Gross profit margin for our Lifeboat segment for the third quarter of 2014 was 6.1% compared to 6.8% for the third quarter of 2013. The decrease in gross profit margin for the Lifeboat Distribution segment was primarily caused by competitive pricing pressures and product mix. Gross profit margin for our TechXtend segment for the third quarter of 2014 was 10.9% compared to 10.4% for the third quarter of 2013, due primarily to a decline in extended payment terms sales transactions in the third quarter of 2014 as compared to the same period in 2013.

Total selling, general, and administrative (“SG&A”) expenses for the third quarter of 2014 were $4.3 million compared to $3.5 million for the third quarter of 2013. This increase is primarily the result of an increase in employee and employee related expenses (salaries, commissions, bonus accruals, benefits and severance expenses of $0.3 million) and occupancy expenses in 2014 compared to 2013.

For the three months ended September 30, 2014, the Company recorded a provision for income taxes of $0.6 million or 31.6% of income, compared to $0.6 million or 30.5% of income for the same period in 2013.

Net income and diluted earnings per share for the third quarter of 2014 were $1.4 million and $0.29, respectively, compared to $1.3 million and $0.29, respectively, for the third quarter of 2013.

On October 29, 2014, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable November 17, 2014 to shareholders of record on November 10, 2014.

In light of the continued growth of the business and the important strategic determinations undertaken by the Board of Directors, on October 29, 2014, the Board, recognizing that the Company’s Chairman, President and Chief Executive Officer roles are unified and filled by Simon Nynens, decided to name a lead director from among its independent directors and to clearly define the lead director’s role and responsibilities.  The Board named F. Duffield Meyercord as its lead director.  The Board believes that this action is consistent with best corporate practices, enhancing both transparency of Board actions and Board independence.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, Dell/Dell Software, Flexera Software, Hewlett Packard, Infragistics, Intel Software, JetBrains, Lenovo, Microsoft, Mindjet, Samsung, SAP/Sybase, SmartBear, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Telerik, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President Accounting

Wayside Technology Group, Inc.

(732) 389-0932

kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$15,606	$19,609
Accounts receivable, net	60,721	60,796
Inventory, net	1,414	1,315
Prepaid expenses and other current assets	845	2,117
Deferred income taxes	270	218
Total current assets	78,856	84,055

Equipment and leasehold improvements, net	355	324
Accounts receivable long-term	10,834	10,006
Other assets	163	159
Deferred income taxes	216	216

Total assets	$90,424	$94,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$51,621	$60,039
Total current liabilities	51,621	60,039

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,881,523 and 4,653,293 shares outstanding , respectively	53	53
Additional paid-in capital	30,716	28,791
Treasury stock, at cost, 402,977 and 631,207 shares, respectively	(6,007)	(7,017)
Retained earnings	14,199	12,695
Accumulated other comprehensive (loss) income	(158)	199
Total stockholders’ equity	38,803	34,721
Total liabilities and stockholders’ equity	$90,424	$94,760

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Amounts in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Lifeboat segment	$206,655	$171,949	$77,416	$56,871
TechXtend segment	39,980	38,588	13,089	13,591
Total Revenue	246,635	210,537	90,505	70,462

Cost of sales
Lifeboat segment	193,180	159,820	72,670	53,025
TechXtend segment	35,602	34,174	11,659	12,172
Total Cost of sales	228,782	193,994	84,329	65,197

Gross Profit
Lifeboat segment	13,475	12,129	4,746	3,846
TechXtend segment	4,378	4,414	1,430	1,419
Total Gross Profit	17,853	16,543	6,176	5,265

Operating expenses
Selling costs	6,453	5,835	2,379	1,830
Stock based compensation	853	830	278	278
Other general and administrative expenses	4,987	4,546	1,634	1,372
Total Selling, general and administrative expenses	12,293	11,211	4,291	3,480

Income from operations	5,560	5,332	1,885	1,785

Interest, net	375	416	121	140
Foreign currency transaction gain (loss)	(8)	10	(4)	(11)
Income before income tax provision	5,927	5,758	2,002	1,914
Provision for income taxes	2,016	1,868	632	584

Net income	$3,911	$3,890	$1,370	$1,330

Net income per common share - Basic	$0.84	$0.87	$0.29	$0.30
Net income per common share - Diluted	$0.83	$0.85	$0.29	$0.29

Weighted average common shares outstanding - Basic	4,639	4,457	4,716	4,442
Weighted average common shares outstanding - Diluted	4,685	4,568	4,736	4,551

Dividends paid per common share	$0.51	$0.48	$0.17	$0.16